UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2009

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ST. BERNARD SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)               On February 9, 2009, the Board of Directors (the “Board”) of St. Bernard Software (the “Company”) approved an amendment to all outstanding non-qualified stock option grants issued by St. Bernard to all its current employees and directors under its 2005 Stock Plan (the “Stock Plan”) reducing the exercise price of the unexercised stock options to the fair market price of St. Bernard’s common stock on the close of business on February 10, 2009 to $0.25 per share. The intention of St. Bernard’s Board of Directors in approving the amendment is to reestablish the incentive and retentive value of the stock options for the affected employees and directors, as all of the relevant options had been left significantly “out-of-the-money” due to recent declines in the price of St. Bernard’s common stock. In connection with the Board’s decision to reduce the exercise price of its non-qualified stock option grants, the Board has acted within its authority as set forth under section 5.2 of the Company’s Stock Plan. The amendment affects options to purchase a total of up to 1,834,458 shares with a weighted average price per share of approximately $0.93 of St. Bernard common stock, including options granted to the following St. Bernard executive officers:

Name	Position	Shares Underlying the Options
Louis Ryan	Chief Executive Officer and Chief Financial Officer	365,000
Steve Yin	Vice President of Sales and Marketing	316,962

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: February 10, 2009	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer, Chief Financial Officer, and Chairman of the Board of Directors